                                                                  EXHIBIT (d)(6)

                              CALAMOS ADVISORS LLC
                           1111 EAST WARRENVILLE ROAD
                         NAPERVILLE, ILLINOIS 60563-1493

                                December __, 2004

Calamos Investment Trust
1111 East Warrenville Road
Naperville, Illinois  60563

Ladies and Gentlemen:

      Calamos Advisors LLC ("Calamos Advisors") hereby undertakes as follows:

            In the interest of limiting the expenses of each of the following series of Calamos Investment Trust (each a "Fund"): Growth Fund, Blue Chip Fund, Value Fund, Growth and Income Fund, Global Growth and Income Fund, High Yield Fund, Convertible Fund, Market Neutral Fund and International Growth Fund, Calamos Advisors undertakes to reimburse each Fund to the extent, but only to the extent, that the annualized expenses of each of the following classes of the Fund through August 31, 2005, as a percent of the average net assets of such class of shares (excluding taxes, interest, all commissions and other normal charges incident to the purchase and sale of portfolio securities, and extraordinary charges such as litigation costs, but including fees paid to Calamos Advisors), exceed the applicable percentage for that class set forth below:

                                              Class of Shares
                                              ---------------
                                A              B              C              I
                                -              -              -              -
Expense limitation            1.75%          2.50%          2.50%          1.50%

      The amount of the expense reimbursement to any Fund (or any offsetting reimbursement by a Fund to Calamos Advisors) shall be computed on an annual basis, but accrued and paid monthly. This undertaking shall be binding upon any successors and assigns of Calamos Advisors.

                                Very truly yours,

                                CALAMOS ADVISORS LLC

                                By: ______________________________________
                                      Patrick Dudasik
                                      Executive Vice President,
                                      Chief Administrative and Financial Officer

Agreed and accepted by
CALAMOS INVESTMENT TRUST

By _____________________
   James S. Hamman, Jr.
   Secretary